UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 02/26/2008

LookSmart, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-26357

Delaware	13-3904355
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

625 Second Street

San Francisco, CA 94107

(Address of principal executive offices, including zip code)

415-348-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On February 28, 2008, LookSmart announced financial results for the fourth quarter and year ended December 31, 2007. A copy of LookSmart’s press release announcing the Fourth Quarter and Full Year 2007 Results is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

The press release attached as an exhibit to this report includes “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements about the Company’s business and other matters contained in the press release are “forward-looking” rather than “historic.” The press release also states that a more thorough discussion of certain factors which may affect the Company’s operating results is included, among other sections, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, its quarterly reports on Form 10-Q and its other public filings, which are on file with the SEC and available at the SEC’s website (http://www.sec.gov).

Item 8.01.	Other Events

On February 26, 2008, LookSmart announced that its Board of Directors authorized a stock repurchase program pursuant to which up to $5 million of its outstanding common stock may be repurchased through December 31, 2008. Under the program, from time to time LookSmart, Ltd. may purchase shares of common stock through the open market at the prevailing market price or in privately negotiated transactions. Repurchases may also be made under a rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The timing and amount of repurchase transactions under this program will depend on market conditions and corporate considerations, and will be made in compliance with applicable federal and state securities laws and regulations. The Company intends to finance the stock repurchase from its existing cash, cash equivalents, and short-term investments balances. The stock repurchase program may be suspended or discontinued at any time.

Item 9.01.	Financial Statements and Exhibits

99.1	Text of press release, dated February 28, 2008, entitled “LookSmart Reports Fourth Quarter and Full Year 2007 Results.”

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LookSmart, Ltd.

Date: February 28, 2008	By:	/s/ Edward West
Edward West Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

EX-99.1	Text of Press Release Entitled “LookSmart Reports Fourth Quarter and Full Year 2007 Results”